UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 10, 2005

MARVELL TECHNOLOGY GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda
(Address of principal executive offices)

(441) 296-6395
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b)  As previously reported by Marvell Technology Group Ltd. (“Marvell”) in its Form 8-K filed on April 13, 2005, Marvell director Ronald Verdoorn notified Marvell on April 7, 2005 that he would not seek re-election to Marvell’s Board of Directors at the 2005 Annual General Meeting of Shareholders to be held on June 10, 2005.  While on Marvell’s Board of Directors, Mr. Verdoorn also served as a member of Marvell’s Audit Committee and Governance Committee.  Mr. Verdoorn’s service as a Marvell director and as a member of the Marvell Audit Committee and Marvell Governance Committee ceases effective as of June 10, 2005.

On June 6, 2005, Marvell notified the Nasdaq National Market (“Nasdaq”) that as a result of Mr. Verdoorn’s retirement, as of June 10, 2005 Marvell will not be in compliance with Nasdaq Rule 4350(d)(2)(A), which requires that the Audit Committee for a company listed on the Nasdaq National Market have a minimum of three members.  With Mr. Verdoorn’s retirement, the Marvell Audit Committee will consist of two members.  In accordance with Nasdaq Rule 4350(d)(4)(B), Marvell has been provided with a cure period until the earlier of Marvell’s next Annual General Meeting or June 10, 2006, whichever is earlier, in order to regain compliance with Nasdaq Rule 4350(d)(2)(A).  Marvell has already commenced a search for a qualified candidate to fill the vacancy on Marvell’s Board and Audit Committee and expects to be in compliance with Nasdaq Rule 4350(d)(2)(A) on or prior to the deadline set forth in Nasdaq Rule 4350(d)(4)(B).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2005

MARVELL TECHNOLOGY GROUP LTD.

	By:	/s/ George A. Hervey
George A. Hervey
Vice President of Finance and
Chief Financial Officer